Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pomona Private Equity Fund:

We consent to the use of our report, dated February 11, 2015, for Pomona Private Equity Fund incorporated by reference herein and to the reference to our firm under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

February 11, 2015